EXHIBIT 99.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE
RECORD HOLDERS

DHT HOLDINGS, INC.

Subscription Lots, Each Representing 200 Shares of Common Stock and One Share of Series A Participating
Preferred Stock

Offered Pursuant to the Subscription Privileges Distributed to
Holders of Record of Common Stock, as of the Record Date,
of DHT Holdings, Inc.

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Dear Stockholder:

Enclosed for your consideration is a prospectus supplement (the “Prospectus Supplement”) dated March 19, 2012 relating to the equity offering (the “Equity Offering”) by DHT Holdings, Inc. (the “Company”) of non-transferable subscription privileges (each a “Subscription Privilege”) to subscribe for and purchase one round subscription lot (a “Subscription Lot”) at the purchase price of $280 (the “Subscription Lot Price”), representing 200 shares of the Company’s common stock (the “Common Stock”) at a purchase price of $0.70 per share and one share of the Company’s Series A Participating Preferred Stock (the “Preferred Stock”) at a purchase price of $140 per share, distributed to all ultimate holders of record, as reflected on the books and records of The Depository Trust Company and DTC participants as well as registered holders other than DTC, as of 5:00 p.m., New York City time, on March 29, 2012 (such date, the “Record Date,” and such holders, the “Record Date Holders”). The Subscription Privileges, the Subscription Lots, the Common Stock and the Preferred Stock are described in the Prospectus Supplement.

The Subscription Privileges will expire if not exercised, at 5:00 p.m., New York City time, on April 27, 2012 (the “Expiration Date”), unless extended by the Company, as described in the Prospectus Supplement.

Upon the satisfaction of certain conditions and subject to adjustments described in the Prospectus Supplement, each share of Preferred Stock will become exchangeable at the holder’s option for, and on or after June 30, 2013 will automatically be exchanged for, approximately 200 shares of common stock.  Subject to certain adjustments, upon such exchange, each share of Preferred  Stock shall entitle the holder thereof to receive 200 shares of Common Stock and, upon the distribution of 200 shares of Common Stock to the holder, each such share of Preferred Stock shall be automatically cancelled and have no further value. The Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “DHT.” The Subscription Privileges will be evidenced by subscription forms (the “Subscription Forms”), which will be non-transferable. The Preferred Stock will not be listed for trading on any stock exchange.

As described in the Prospectus Supplement, you will receive one Subscription Privilege for every 250 shares of Common Stock carried by us in your account as of 5:00 p.m., New York City time, on the Record Date.  Record Date Holders are entitled to participate in the Equity Offering and exercise their Subscription Privileges, prior to the Expiration Date, in accordance with the following:

1.                                       Basic Subscription Privilege:  Subject to the restrictions described in the Prospectus Supplement, each Subscription Privilege entitles the holder thereof to purchase one Subscription Lot, at a purchase price of $280, representing 200 shares of Common Stock at a purchase price of $0.70 per share and one share of Preferred Stock at a purchase price of $140 per share (the “Basic Subscription Privilege”). A Record Date Holder will only be entitled to subscribe for a whole number of Subscription Lots.

2.                                       Oversubscription Privilege:  Record Date Holders who fully exercise all of their Basic Subscription Privileges will be entitled to subscribe for any Subscription Lots that remain unsubscribed after the exercise of all Basic Subscription Privileges (such unsubscribed Subscription Lots, the “Excess Subscription Lots”), up to a cap of, when taken together with the Subscription Lots purchased pursuant to such holder’s Basic Subscription Privilege, 45,720 Subscription Lots (the “Oversubscription Cap”), subject to certain limitations set forth in the Prospectus Supplement (the “Oversubscription Privilege”).  The number of Subscription Lots subscribed for by a Record Date Holder pursuant to such Record Date Holder’s Oversubscription Privilege is referred to as such holder’s “Oversubscription Lots.”  If there is a sufficient number of Excess Subscription Lots available to fully satisfy the Oversubscription Lots subscribed for by all Record Date Holders, the subscription of each Record Date Holder for Oversubscription Lots will be honored in full, subject to the applicable Oversubscription Cap. If insufficient Subscription Lots are available to fully satisfy the Oversubscription Lot subscriptions of all Record Date Holders, then each Record Date Holder that oversubscribed will be allocated its pro rata portion of the Excess Subscription Lots. For the purposes of this paragraph, “pro rata portion” means the product, rounded down to the nearest whole number, of the number of Excess Subscription Lots multiplied by the quotient determined by dividing (x) such Record Date Holder’s Oversubscription Lots by (y) the aggregate Oversubscription Lots of all Record Date Holders.  In the event that, after the allocation of the Excess Subscription Lots described above, there remain Excess Subscription Lots that have not been allocated (because of rounding or otherwise), the Subscription Agent shall allocate (by random allocation or such other process as the Subscription Agent shall select in its sole discretion) each remaining Excess Subscription Lot among those Record Date Holders not allocated all of its Oversubscription lots, subject to the Oversubscription Cap.

3.                                       Limit on Subscription Privilege:  The Company reserves the right, to be exercised in its sole and absolute discretion, to limit the exercise of any Oversubscription Privilege to ensure that no Record Date Holder, together with its affiliates and certain groups of shareholders to which such Record Date Holder belongs, would beneficially own more than 9.99% of the aggregate voting power of the Company’s outstanding capital stock after giving effect to the transactions contemplated in the Prospectus Supplement or to avoid any adverse U.S. federal income tax consequences.

4.                                       Representations and Warranties:  In submitting the Subscription Form or other documentation to subscribe for any Subscription Lots, each Record Date Holder agrees, represents and warrants that, after giving effect to the purchase of any Common Stock and Preferred Stock by such Record Date Holder, its affiliates and certain groups of shareholders to which such Record Date Holder belongs, in the Equity Offering (including any Common Stock and Preferred Stock purchased pursuant to the Oversubscription Privilege described above), as of May 2, 2012, the Record Date Holder, together with its affiliates and certain groups of shareholders to which such Record Date Holder belongs, will not beneficially own more than 9.99% of the aggregate voting power of the Company’s outstanding capital stock after giving effect to the transactions contemplated in the Prospectus Supplement.

Enclosed are copies of the following documents:

1.                                       Prospectus Supplement and accompanying prospectus;

2.                                       Subscription Form;

3.                                       Instructions as to the Use of DHT Holdings, Inc. Subscription Forms; and

4.                                       A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Privileges, you must properly complete and sign the Subscription Form and forward it, with payment of the Subscription Lot Price in full for each Subscription Lot subscribed for, as indicated in the Prospectus Supplement in the Section entitled “The Equity Offering.”

The Subscription Agent must receive the Subscription Form with payment in full prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION FORM WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR SUBSCRIPTION PRIVILEGES.  ONCE A HOLDER OF THE SUBSCRIPTION PRIVILEGES HAS EXERCISED ITS SUBSCRIPTION PRIVILEGES, SUCH EXERCISE MAY NOT BE REVOKED. ANY SUBSCRIPTION PRIVILEGES NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE EQUITY OFFERING WILL EXPIRE WITHOUT ANY VALUE.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent. The Information Agent’s telephone number is (212) 440-9800 (for banks and brokerage firms) or (888) 566-3252 (for stockholders). Any questions or requests for assistance concerning the Equity Offering should be directed to the Information Agent.

Very truly yours,

DHT Holdings, Inc.